CONTIFINANCIAL CORPORATION
                         ATTORNEYS-IN-FACT AND AGENTS

The undersigned, a director of ContiFinancial Corporation (the "Company"), a Delaware corporation, which intends to file with the United States Securities and Exchange Commission, under the provisions of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, each fiscal year an Annual Report on Form 10-K, or such other form appropriate for the purpose pursuant to Section 13 or 15(d) of the exchange Act, together with possible amendments thereto, constitutes and appoints James E. Moore and Alan L. Langus and each of them singly, as attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities and file of cause to be filed any such Annual Report on Form 10-K, and any and all amendments thereto, and all instruments necessary or incidental in connection therewith, and hereby grants to said attorneys-in-fact and agents, and each of them singly, full power and authority to do and perform in the name and on behalf of the undersigned and in any and all capacities, any and all acts and things whatsoever necessary or appropriate to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. IN WITNESS WHEREOF, the undersigned has hereunto set his hand this 4th day of June, 1997

                                                      /s/Michael J. Zimmerman
                                                      Michael J. Zimmerman